UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
September 2, 2021

Fidelity National Information Services, Inc.
(Exact name of Registrant as Specified in its Charter)

1-16427
(Commission File Number)

Georgia	37-1490331
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)

(904) 438-6000
(Registrant's Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

	Trading	Name of each exchange
Title of each class	Symbol(s)	on which registered
Common Stock, par value $0.01 per share	FIS	New York Stock Exchange
1.700% Senior Notes due 2022	FIS22B	New York Stock Exchange
0.125% Senior Notes due 2022	FIS22C	New York Stock Exchange
0.750% Senior Notes due 2023	FIS23A	New York Stock Exchange
1.100% Senior Notes due 2024	FIS24A	New York Stock Exchange
0.625% Senior Notes due 2025	FIS25B	New York Stock Exchange
1.500% Senior Notes due 2027	FIS27	New York Stock Exchange
1.000% Senior Notes due 2028	FIS28	New York Stock Exchange
2.250% Senior Notes due 2029	FIS29	New York Stock Exchange
2.000% Senior Notes due 2030	FIS30	New York Stock Exchange
3.360% Senior Notes due 2031	FIS31	New York Stock Exchange
2.950% Senior Notes due 2039	FIS39	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Fidelity National Information Services, Inc. (the “Corporation”) appointed Stephanie Ferris to be Chief Administrative Officer of the Corporation effective September 2, 2021. In this new role, Ms. Ferris will lead enterprise strategy, certain corporate functions and focus on key strategic initiatives to enhance client and shareholder value. Ms. Ferris, age 48, previously served as Chief Operating Officer of the Corporation from August 1, 2019, at the time of the Corporation’s acquisition by merger of Worldpay, Inc. (“Worldpay”) until September 2020. Prior to that, Ms. Ferris served as Chief Financial Officer of Worldpay f/k/a Vantiv from 2016 until the effective time of the Worldpay acquisition by the Corporation on July 31, 2019.

Prior to becoming CFO of Worldpay, Ms. Ferris held a General Manager role at Vantiv. Earlier in her career, Ms. Ferris was CFO of the payments processing division of Fifth Third Bancorp, which was later spun out and became Vantiv. She also held multiple progressive financial leadership roles at Fifth Third Bancorp, after beginning her career in public accounting at PricewaterhouseCoopers. Ms. Ferris is a Certified Public Accountant and has a Bachelor of Science degree in Accounting from Miami University in Oxford, Ohio.

There are no family relationships among any of the Corporation’s directors or executive officers and Ms. Ferris. There are no related party transactions between the Corporation and Ms. Ferris.

Ms. Ferris and the Corporation have entered into an employment agreement effective September 2, 2021. The agreement has a three-year term and includes provisions for a base salary of $700,000 and an annual bonus with a target of 150% of base salary, with a maximum of up to two times target. Ms. Ferris will receive an equity grant shortly after hire with an approximate value of $6 million which cliff vests in 3 years. This grant will consist 55% of performance share units based upon the performance targets set for other executives in their annual grants in 2021, 25% of stock options and 20% of restricted share units. Ms. Ferris will also be eligible for an award of equity at the same time other officers are given annual grants beginning in 2022 and subsequent years of her employment term at an approximate value of not less than $6 million, subject to approval by the Compensation Committee of the Board of Directors of the Corporation. If Ms. Ferris is terminated without good cause or terminates her employment for good reason, each as defined in her employment agreement, Ms. Ferris also has a right to severance pay of approximately 2x base salary and bonus and vesting of unvested equity over the time periods and pursuant to the performance targets, if any, as set forth in the applicable grant agreements. The agreement also includes non-competition and non-solicitation covenants extending until a year after the termination of her employment.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibits	Description
99.1	Press Release
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fidelity National Information Services, Inc.
Date: September 8, 2021	By:	/s/ Marc M. Mayo
		Name:	Marc M. Mayo
		Title:	Corporate Executive Vice President
and Chief Legal Officer